Exhibit 99.1

One Horizon Group’s Mobile VoIP Telco Application in China, Aishuo, Surpasses
43 Million Downloads and Increases Revenues Sequentially

Launches New High Quality International Telephone Service Connection to Mainland China

LIMERICK, IRELAND-- (Marketwired – October 31, 2016) - One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that its business-to-consumer (‘B2C’) mobile telco VoIP service in China, Aishuo, has surpassed 43 million subscriber downloads. Revenues have continued to grow sequentially quarter-over-quarter since its launch in February of 2015.

The Aishuo application consumes the lowest amount of mobile data as compared to any voice over IP service in China, allowing cell phone users to make low cost telephone calls to landlines and mobiles using 2G, 3G, 4G or Wi-Fi Internet connections.

Competing bandwidth-hungry VoIP apps can chew through consumer data plans while Aishuo consumes 10x less mobile data per minute. Aishuo is unique throughout China as it offers low cost calls to all telephone numbers when other popular VoIP apps like Tencent (HKEX:7001) WeChat2 are limited to calling app to app consuming massive amounts of data compared to Aishuo.

Brian Collins, CEO of One Horizon Group, stated, "The longevity of our B2C platform in China in this highly competitive space really speaks volumes as we have over 43 million downloads to date and revenue quarter-over-quarter continues to grow. While we remain aware of the size and commercial power of other VoIP services inside China vying for the same user we firmly believe the consumer is stuck using inferior VoIP technologies. Therefore, we continue to invest in marketing to raise awareness of our solution in China and remain resolutely committed to improving Aishuo’s core VoIP technology. Today we have launched our latest high-quality Hong Kong internet connection into mainland China. Calling China from abroad can be notoriously difficult when using VoIP, but Aishuo has now overcome this with a high-quality voice link to the mainland coupled with our proprietary VoIP solution.”

Aishuo is available as a FREE download in all of the major Chinese Android App stores including Apple's iTunes and supports all major Chinese mobile payment platforms including China UnionPay, Apple In-App Purchases, Alibaba's Alipay and Tencent's WeChat Wallet providing subscribers with convenient options to purchase credit.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 43 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

1 https://www.hkex.com.hk/eng/invest/company/quote_page_e.asp?WidCoID=700

2 http://www.wechat.com/en/

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

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